Exhibit 23.2

Consent of Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Imperva, Inc. 2011 Stock Option and Incentive Plan and the Imperva, Inc. 2011 Employee Stock Purchase Plan of our report dated June 17, 2011 (except for the last paragraph of Note 1 as to which the date is November 7, 2011), with respect to the consolidated financial statements of Imperva, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
A Member Firm of Ernst & Young Global

Tel-Aviv, Israel

February 21, 2013